Exhibit 10.2

Consultants Work Agreement

This agreement amends the consultants work agreement dated July 7th 2010.

Parties  This consulting agreement is made between the following parties: Consultant, Robert Tessanari of 33 Main Street, Newtown CT 06470, herein after referred to a Tessanari, and QE Brushes Inc., a Nevada Corporation, herein referred as QE.

Recitals  QE Brushes wishes to engage the services of Tessanari, and Tessanari wishes to assist QE in its business endeavors.

Worked to be performed by Tessanari, complete all necessary work for the transfer of control and assist the new board of directors in understanding the operations of QE and assist; them in their transition period. Be available to answer any questions about the company’s operations to date. Assist the new board in marketing the pet toothbrush and in the manufacturing process of any new orders for its new pet toothbrush. Assist in the promotion of QE to the investment community and assist in any venture capital fund raising activities. Services provided shall also include merger and acquisitions possibilities.

Compensation to Tessanari for services rendered QE agrees to compensate Tessanari by issuing 2,500,000 million common shares of common stock in return for his services and work to be performed. The valuation for Tessanari's services shall be based upon $100 hr for approximately 120 hours of services.

Governing Law  the laws of Washington State and Nevada shall govern this agreement depending upon the state the aggrieved party files its action in.

Integration Clause  this agreement includes all of the parties understandings to date mentioned herein. Any prior oral or written facts that conflict with this agreement shall not be made part of this agreement and this agreement supersedes any prior understanding that the parties may have understood prior to this agreement.

Covenants  The QE Director or Officer warrants and promises that they have the authority to enter into this agreement on behalf of its corporation and shall provide a unanimous resolution by its board of directors agreeing to this consulting work agreement.

Consultant ROBERT TESSANARI	Date ________

FRANCIS D’AMBROSIO	_____________
Director of Virtual Medical International Inc. (formerly QE Brushes Inc.)	Date